Exhibit 99.1

NEWS RELEASE	FOR IMMEDIATE RELEASE

Alliance Financial Announces Fourth Quarter and Record Full Year 2008 Earnings

Syracuse, NY, January 27, 2009—Alliance Financial Corporation (“Alliance”, or the “Company”) (NASDAQ: ALNC), the holding company for Alliance Bank, N.A., announced today its net income for the quarter and year ended December 31, 2008. Net income available to common shareholders decreased 4.2% to $2.3 million, or $0.51 per diluted share in the fourth quarter, compared to $2.4 million, or $0.51 per diluted share in the year-ago quarter. Net income available to common shareholders in 2008 increased 8.8% to $10.3 million or $2.24 per diluted share, compared to $9.5 million or $1.98 per share in 2007.

The fourth quarter’s results were most impacted by continued growth in net interest income which offset higher credit costs and a decrease in non-interest income. The Company attributed the increase in net interest income to a higher net interest margin which resulted from lower funding costs. Credit costs were up in the fourth quarter due largely to deterioration in specific segments of the Company’s equipment lease portfolio. Non-interest income decreased in the fourth quarter largely due to lower fee income in the Company’s investment management business due to the sharp drop in the equity markets over the past six months.

Jack H. Webb, President and CEO of Alliance said, “The Company surpassed a number of important milestones in 2008 despite a very challenging operating environment, with net income exceeding $10 million for the first time in our history, and residential mortgage originations reaching an all-time high of more than $100 million. Our disciplined lending philosophy and sound balance sheet management strategies were key factors behind our success in 2008 despite unprecedented disruptions in the capital markets and a deepening national recession.”

Webb continued, “Alliance is solidly positioned as we enter 2009, with a strong balance sheet and the highest regulatory capital ratios in our history, and we will continue to meet the retail and commercial credit needs of our market in what we expect will be another challenging year.”

Balance Sheet Highlights

Total assets were $1.4 billion at December 31, 2008, which increased $60.3 million or 4.6% from December 31, 2007. Total loans and leases (net of unearned income) were $910.8 million at December 31, 2008, compared with $916.0 million and $895.5 million at September 30, 2008 and December 31, 2007, respectively.

Residential mortgages increased $8.7 million or 2.9% during the quarter, and reached a record all-time high of $314.0 million at December 31, 2008. Residential mortgage origination volume increased $1.9 million or 9.3% in the fourth quarter compared with the year-ago quarter, and was up $29.9 million or 40.8% in 2008 compared with 2007. Total mortgage originations in 2008 reached a record level of $103.2 million. Alliance has increased its market share of the mortgage market due largely to its focused expansion of and investment in the Company’s mortgage business in Central New York. The Company continues to originate only conventional residential mortgages in its local markets, and has not originated sub-prime, Alt-A, negative amortizing or other higher risk residential mortgages.

Indirect auto loans decreased $2.6 million in the fourth quarter, but were up $6.7 million on the year. Originations slowed in the fourth quarter due to normal seasonal sales declines which have been exacerbated by the widespread drop in consumer automobile purchases. Alliance originates auto loans through a network of reputable, well established automobile dealers located in Central and Western New York. Applications received through the Company’s indirect lending program are subject to the same comprehensive underwriting criteria and procedures as in its direct lending program.

Leases (net of unearned income) decreased $10.3 million or 9.0% in the fourth quarter as a result of the Company’s previously announced decision to curtail new lease originations. The lease portfolio is expected to continue to run-off at the rate of approximately $9.0 million per quarter over the next year.

The Company’s investment securities portfolio totaled $299.1 million at December 31, 2008, compared with $290.2 million and $272.7 million at September 30, 2008 and December 31, 2007, respectively. The Company’s portfolio is comprised entirely of investment grade securities, the majority of which are rated “AAA” by one or more of the nationally recognized rating agencies. The breakdown of our securities portfolio at December 31, 2008 is 57% guaranteed mortgage-backed securities, 30% municipal securities and 12% obligations of U.S. Government sponsored corporations. Mortgage-backed securities, which totaled $170.0 million at December 31, 2008, are comprised primarily of pass-through securities backed by conventional residential mortgages and guaranteed by Fannie-Mae, Freddie-Mac or Ginnie Mae, which in turn are backed by the full faith and credit of the federal government. The Company does not invest in any securities backed by sub-prime, Alt-A or other high-risk mortgages. The Company also does not hold any preferred stock, corporate debt or trust preferred securities in its investment portfolio.

The Company had net unrealized gains of approximately $4.7 million in its securities portfolio at December 31, 2008.

Total deposits were $937.9 million at December 31, 2008, which was a decrease of less than 1% compared with September 30, 2008 and December 31, 2007. The Company’s deposit mix continued to change favorably in the fourth quarter, with lower cost demand, savings and money market accounts (transaction accounts) comprising 62.1% of total deposits, compared with 61.0% and 55.6% at September 30, 2008 and December 31, 2007, respectively. Transaction accounts increased $5.6 million and $56.9 million in the quarter and year ended December 31, 2008 due largely to business development efforts focusing on these lower cost transaction accounts and to a greater awareness of the Alliance brand in our markets. These increases largely offset decreases in time accounts of $13.2 million and $64.2 million over the same periods as the Company actively managed its deposit pricing and promotional rate structure in order to reduce its reliance on high-rate, short-term retail time accounts.

Shareholders’ equity was $144.5 million at December 31, 2008, compared with $115.2 million and $115.4 million at September 30, 2008 and December 31, 2007, respectively. In December, the Company received $26.9 million from its participation in the U.S. Treasury Department’s Capital Purchase Program. In the transaction, the Treasury Department purchased 26,918 shares of newly issued, non-voting Alliance Financial senior preferred stock for $26.9 million, with an initial annual dividend rate of 5%. The U.S. Treasury also received warrants to purchase 173,069 shares of the Company’s common stock with an exercise price of $23.33 per share representing an aggregate market price of $4.0 million or 15% of the preferred stock investment. In addition, shareholders’ equity increased $1.2 million during the quarter on net income of $2.3 million which was partially offset by dividends declared of $1.1 million. In November 2008, the Company announced that its Board of Directors declared a quarterly dividend of $0.26 per common share.

The Company’s Tier 1 leverage ratio was 9.6% and its total risk-based capital ratio was 15.1% at the end of the fourth quarter, both of which exceeded the regulatory thresholds required to be classified as a well-capitalized institution, which are 5.0% and 10.0%, respectively.

Asset Quality and the Provision for Credit Losses

Weaknesses in the local, state and national economies contributed to an increase in delinquent loans and leases in the fourth quarter. Loans and leases past due 30 days or more totaled $20.3 million or 2.24% of total loans and leases at December 31, 2008, compared with $10.9 million or 1.20% at September 30, 2008 and $16.4 million or 1.84% at December 31, 2007. Approximately 55% of all delinquent loans and leases at the end of 2008 were past due for one payment, and 23% were two payments past due. The largest increase in delinquencies was in the Company’s lease portfolio, with $6.7 million past due 30 days or more at December 31, 2008, compared with $1.1 million at September 30, 2008. Residential mortgages past due 30 days or more totaled $6.7 million at December 31, 2008, compared with $4.9 million at September 30, 2008. Commercial loans past due 30 days or more totaled $5.5 million at December 31, 2008, compared with $3.9 million at September 30, 2008.

Nonperforming assets were $5.1 million or 0.38% of total assets at December 31, 2008, compared with $5.1 million or 0.37% of total assets at September 30, 2008 and $6.9 million or 0.53% of total assets at December 31, 2007. Conventional residential mortgages comprised $1.5 million (22 loans) or 33.6% of nonperforming loans and leases at December 31, 2008. Commercial loans on nonaccrual status decreased $677,000 in the fourth quarter, and totaled $2.0 million (16 loans) or 44.6% of nonperforming loans and leases at the end of 2008. The decrease in nonaccrual commercial loans is due primarily to the collection of the entire $600,000 remaining balance of one longstanding nonaccrual commercial loan.

The provision for credit losses was $2.0 million and $5.5 million in the quarter and year ended December 31, 2008, respectively, compared with $1.2 million and $3.8 million in the year-ago periods, respectively. Net charge-offs were $1.7 million and $4.8 million in the three months and year ended December 31, 2008, respectively, compared with $637,000 and $2.4 million in the year-ago periods, respectively. The increase in charge-offs in the fourth quarter related largely to deterioration in specific segments of the Company’s equipment lease portfolio. In the fourth quarter, the Company took aggressive action to address the challenges in these segments, including charge downs and repossession of leased equipment. The net outstanding balance of the affected segments of the portfolio was approximately $10 million at December 31, 2008. Total charge-offs in 2008 were also impacted by comprehensive liquidation strategies implemented in the first quarter on the two largest non-performing commercial relationships at that time, which resulted in charge-offs of $1.2 million or 65% of the first quarter’s total gross charge-offs. The increased level of provisions in 2008 is a reflection of generally higher levels of loan delinquencies and charge-offs in 2008, a higher level of classified loans, and management’s assessment of the potential impact on the Company’s portfolio of macroeconomic factors and credit market conditions affecting the financial institutions sector generally.

Net charge-offs equaled 0.74% and 0.53%, respectively, of average loans and leases during the three months and year ended December 31, 2008, compared with 0.29% and 0.27%, respectively, in the year-ago periods. The provision for credit losses as a percentage of net charge-offs was 116.9% and 115.4%, respectively, in the quarter and year ended December 31, 2008, compared with 188.4% and 158.4%, respectively, in the year-ago periods.

The allowance for credit losses was $9.2 million at December 31, 2008, compared with $8.9 million at September 30, 2008 and $8.4 million at December 31, 2007. The ratio of the allowance for credit losses to total loans and leases was 1.01% at December 31, 2008, compared with 0.97% at September 30, 2008 and 0.94% at December 31, 2007. The ratio of the allowance for credit losses to nonperforming loans and leases was 204.6% at December 31, 2008, compared with 187.9% at September 30, 2008 and 125.7% at December 31, 2007.

Net Interest Income

Net interest income totaled $9.9 million in the three months ended December 31, 2008, representing an increase of $1.8 million or 21.9% compared with the fourth quarter of 2007. The increase in net interest income was driven by a higher net interest margin combined with earning asset growth. Average earning assets increased $42.3 million in the fourth quarter compared with the year-ago quarter, with a significant portion of the growth in the Company’s residential mortgage and investment security portfolios. On a linked-quarter basis, net interest income increased $354,000 or 3.7% as a result of a $31.3 million increase in average earning assets and a slightly higher net interest margin.

The Company’s tax-equivalent net interest margin increased by 48 basis points in the fourth quarter compared with the year-ago quarter, and was up 3 basis points compared to the third quarter of 2008. The net interest margin on a tax-equivalent basis was 3.46% in the fourth quarter of 2008, compared with

2.98% in the fourth quarter of 2007 and 3.43% in the third quarter of 2008. The increase in the Company’s net interest margin compared with the year-ago quarter was the result of a decrease in the Company’s tax-equivalent earning asset yield of 61 basis points, which was more than offset by a decrease in its cost of funds of 122 basis points over the same period.

Net interest income for the year ended December 31, 2008 totaled $37.8 million, an increase of $5.3 million or 16.3% compared with $32.5 million in the year-ago period. Average earning assets increased $40.5 million in 2008 compared with 2007, and the growth was centered in the residential loan and securities portfolios. The tax-equivalent net interest margin was 3.36% in 2008, compared with 3.02% in 2007. A decrease of 47 basis points in the Company’s tax-equivalent earning assets yield in 2008 compared with 2007 was more than offset by a 91 basis point decrease in its cost of funds over the same period.

The overall net interest margin growth in 2008 is primarily the result of the Company’s ongoing balance sheet management and deposit pricing strategies and the effects of those strategies in the interest rate environment of the past year. The rate of growth in the Company’s net interest margin slowed in the second half of 2008 as interest rates on a substantial portion of the Company’s interest-bearing liabilities have adjusted to the lower rates in effect during the period.

Non-Interest Income and Non-Interest Expenses

Non-interest income was $4.8 million in the fourth quarter of 2008, which was a decrease of $955,000 or 16.7% from the fourth quarter of 2007. Non-interest income was down $384,000 or 7.5% from the third quarter of 2008. Investment management income decreased $395,000 or 16.8% in the fourth quarter compared with the year-ago quarter as a result of the impact of declines in equity markets on the managed investment management portfolio. The S&P 500 Index and the Dow Jones Industrial Average were down 39% and 34%, respectively in 2008. These market declines were the primary factors in a 25% decline in the levels and values of assets managed by the Company, and on the fees generated from these managed assets. Despite this, the Company’s account retention rates remain at levels consistent with our historical norms.

Other non-interest income declined $421,000 or 57.6% in the fourth quarter of 2008 compared with the year-ago quarter due primarily to non-recurring income in the 2007’s fourth quarter.

Non-interest income comprised 32.4% of total revenue in the fourth quarter of 2008 compared with 40.0% in the year-ago quarter and 34.9% in the third quarter of 2008.

Non-interest income totaled $20.4 million in 2008, which was a $932,000 or 4.4% decrease from 2007, with lower investment management fees and fewer non-recurring income items in 2008 contributing to the decrease. Non-interest income comprised 34.8% of total revenue in 2008, compared to 39.3% in 2007.

Non-interest expenses were $9.8 million in the quarter ended December 31, 2008, an increase of 3.6% compared to $9.5 million in the fourth quarter of 2007, with most of the increase in salaries and benefits due primarily to the absence of incentive compensation accruals in 2007, and increased participation in the Company’s 401(k) plan, higher medical insurance costs and normal salary increases in 2008.

Non-interest expenses were $39.2 million in 2008, an increase of $1.5 million or 4.1% compared with $37.6 million in 2007. Salaries and benefits increased $1.7 million or 9.2% due to the reasons noted above.

The Company’s efficiency ratio was 67.0% in the fourth quarter of 2008, compared with 69.9% in the year-ago quarter and 67.3% in the third quarter of 2008. The Company’s efficiency ratio improved to 67.6% in 2008, compared with 70.4% in the year-ago period.

The Company’s effective tax rate was 17.0% for the fourth quarter and 23.2% for the year ended December 31, 2008, compared with 22.7% and 23.2%, respectively, in the year-ago periods. The decrease in the effective tax rate in the fourth quarter of 2008 reflects the adjustment of interim quarterly estimates based upon actual 2008 pre-tax income.

Alliance Financial Corporation is an independent financial holding company with Alliance Bank, N.A. as its principal subsidiary that provides retail and commercial banking, and trust and investment services through 29 offices in Cortland, Madison, Oneida, Onondaga and Oswego counties. Alliance also operates an investment management administration center in Buffalo, N.Y., an equipment lease financing company, Alliance Leasing, Inc., and a multi-line insurance agency, Ladd’s Agency, Inc.

This press release contains certain forward-looking statements with respect to the financial condition, results of operations and business of Alliance Financial Corporation. These forward-looking statements involve certain risks and uncertainties. Factors that may cause actual results to differ materially from those contemplated by such forward-looking statements include, among others, the following possibilities: an increase in competitive pressure in the banking industry; changes in the interest rate environment which may affect the net interest margin; changes in the regulatory environment; general economic conditions, either nationally or regionally, resulting, among other things, in a deterioration in credit quality; changes in business conditions and inflation; changes in the securities markets; changes in technology used in the banking business; our ability to maintain and increase market share and control expenses; the possibility that our investment management business will fail to perform as currently anticipated; and other factors detailed from time to time in our SEC filings.

Contact:	Alliance Financial Corporation

	J. Daniel Mohr, Treasurer and CFO	(315) 475-4478

Alliance Financial Corporation

Consolidated Statements of Income (Unaudited)

	Three months ended December 31,		Twelve months ended December 31,
	2008	2007	2008	2007
	(In thousands, except share and per share data)
Interest income:
Loans, including fees	$13,525	$14,713	$54,946	$58,992
Federal funds sold and interest bearing deposits	1	12	100	28
Securities	3,262	3,253	13,007	12,012

Total interest income	16,788	17,978	68,053	71,032

Interest expense:
Deposits:
Savings accounts	131	125	492	474
Money market accounts	1,117	1,649	4,732	6,322
Time accounts	3,247	5,205	15,277	20,547
NOW accounts	169	246	733	911

Total	4,664	7,225	21,234	28,254

Borrowings:
Repurchase agreements	312	675	1,584	2,790
FHLB advances	1,546	1,438	6,050	5,546
Junior subordinated obligations	333	494	1,399	1,960

Total interest expense	6,855	9,832	30,267	38,550

Net interest income	9,933	8,146	37,786	32,482
Provision for credit losses	1,976	1,200	5,502	3,790

Net interest income after provision for credit losses	7,957	6,946	32,284	28,692

Non-interest income:
Investment management income	1,953	2,348	8,670	9,180
Service charges on deposit accounts	1,295	1,372	5,164	5,296
Card-related fees	528	521	2,106	1,942
Insurance agency income	379	520	1,583	1,855
Income from bank-owned life insurance	250	162	856	635
Gain on the sale of loans	35	63	252	192
Gain (Loss) on sale of securities available for sale	—	(12)	137	(12)
Other non-interest income	310	731	1,592	2,204

Total non-interest income	4,750	5,705	20,360	21,292

Non-interest expense:
Salaries and employee benefits	4,930	4,650	19,955	18,281
Occupancy and equipment expense	1,878	1,677	7,032	6,765
Communication expense	193	245	791	827
Office supplies and postage expense	276	327	1,137	1,236
Marketing expense	243	225	1,090	1,237
Amortization of intangible assets	388	410	1,622	1,729
Professional fees	695	748	2,661	2,845
Other operating expense	1,233	1,214	4,875	4,718

Total non-interest expense	9,836	9,496	39,163	37,638

Income before income tax expense	2,871	3,155	13,481	12,346
Income tax expense	487	715	3,124	2,869

Net income	$2,384	$2,440	$10,357	$9,477

Dividends on preferred shares	47	—	47	—

Net income available to common shareholders	$2,337	$2,440	$10,310	$9,477

Share and Per Share Data
Basic average common shares outstanding	4,492,810	4,699,106	4,542,957	4,710,530
Diluted average common shares outstanding	4,546,099	4,752,112	4,597,624	4,775,883

Basic earnings per common share	$0.52	$0.52	$2.27	$2.01
Diluted earnings per common share	$0.51	$0.51	$2.24	$1.98
Cash dividends declared	$0.26	$0.24	$1.00	$0.90

Alliance Financial Corporation

Consolidated Balance Sheets (Unaudited)

	December 31, 2008	December 31, 2007
	(Dollars in thousands, except share and per share data)
Assets
Cash and due from banks	$21,172	$30,704
Federal funds sold	26,918	—
Securities available-for-sale	299,149	272,713
Federal Home Loan Bank of NY (“FHLB”) Stock and Federal Reserve Bank (“FRB”) Stock	11,844	9,507
Loans and leases held for sale	875	3,163

Total loans and leases, net of unearned income	910,810	895,533
Less allowance for credit losses	9,161	8,426

Net loans and leases	901,649	887,107

Premises and equipment, net	21,202	21,560
Accrued interest receivable	4,218	4,501
Bank-owned life insurance	24,940	17,084
Assets held-for-sale	—	801
Goodwill	32,073	32,187
Intangible assets, net	11,528	13,183
Other assets	11,790	14,504

Total assets	$1,367,358	$1,307,014

Liabilities and shareholders’ equity
Liabilities:
Deposits:
Non-interest bearing	140,845	138,691
Interest bearing	797,037	806,539

Total deposits	937,882	945,230

Borrowings	238,972	200,757
Accrued interest payable	3,037	3,903
Other liabilities	17,212	15,790
Junior subordinated obligations issued to unconsolidated subsidiary trusts	25,774	25,774

Total liabilities	1,222,877	1,191,454

Shareholders’ equity:
Preferred stock	25,785	—
Common stock	4,901	4,889
Surplus	42,468	38,847
Undivided profits	81,110	75,844
Accumulated other comprehensive income	971	1,205
Directors’ stock-based deferred compensation plan	(2,098)	—
Treasury stock	(8,656)	(5,225)

Total shareholders’ equity	144,481	115,560

Total liabilities and shareholders’ equity	$1,367,358	$1,307,014

Common shares outstanding	4,578,910	4,710,885
Common book value per share	$25.67	$24.53
Tangible common book value per share	$16.15	$14.90

Alliance Financial Corporation

Consolidated Average Balances (Unaudited)

	Three months ended December 31,		Twelve months ended December 31,
	2008	2007	2008	2007
	(Dollars in thousands)
Earning assets:
Federal funds sold and interest bearing deposits	$3,882	$896	$4,856	$362
Securities(1)	301,049	280,307	288,894	268,447
Loans and leases receivable:
Residential real estate loans(2)	310,012	273,192	294,829	263,180
Commercial loans	215,369	217,147	216,549	220,491
Leases, net of unearned income	109,279	128,669	120,010	130,441
Indirect loans	186,058	179,306	179,762	180,688
Other consumer loans	90,644	94,454	90,675	91,502

Loans and leases receivable, net of unearned income	911,362	892,768	901,825	886,302

Total earning assets	1,216,293	1,173,971	1,195,575	1,155,111

Non-earning assets	127,993	123,401	126,961	123,063

Total assets	$1,344,286	$1,297,372	$1,322,536	$1,278,174

Interest bearing liabilities:
Interest bearing checking accounts	$108,048	$99,947	$107,204	$97,740
Savings accounts	87,145	82,525	86,239	84,764
Money market accounts	237,114	200,442	225,590	197,079
Time deposits	361,229	430,883	385,275	432,652
Borrowings	243,723	194,983	223,230	182,051
Junior subordinated obligations issued to unconsolidated trusts	25,774	25,774	25,774	25,774

Total interest bearing liabilities	1,063,033	1,034,554	1,053,312	1,020,060

Non-interest bearing deposits	140,944	127,878	133,997	126,698
Other non-interest bearing liabilities	15,932	19,908	17,138	19,688

Total liabilities	1,219,909	1,182,340	1,204,447	1,166,446
Shareholders’ equity	124,377	115,032	118,089	111,728

Total liabilities and shareholders’ equity	$1,344,286	$1,297,372	$1,322,536	$1,278,174

(1)	The amounts shown are amortized cost and include FHLB and FRB stock.
(2)	Includes loans held for sale.

Alliance Financial Corporation

Investments, Loan and Leases, and Deposit Composition (Unaudited)

The following table sets forth the amortized cost and fair value of the Company’s available-for-sale securities portfolio:

	December 30, 2008		September 30, 2008		December 31, 2007
	Amortized Cost	Fair Value	Amortized Cost	Fair Value	Amortized Cost	Fair Value
	(Dollars in thousands)
Securities available-for-sale
Debt securities:
U.S. Treasury obligations	$101	$102	$100	$101	$100	$101
Obligations of U.S. government-sponsored corporations	34,489	35,143	38,094	38,137	60,902	60,942
Obligations of states and political Subdivisions	89,154	91,033	90,353	90,120	87,028	88,580
Mortgage-backed securities(1)	167,753	169,960	159,378	158,947	120,258	120,155

Total debt securities	291,497	296,238	287,925	287,305	268,288	269,778

Stock investments:
Equity securities	1,958	1,923	1,958	1,956	1,934	1,946
Mutual funds	1,000	988	1,000	987	1,000	989

Total stock investments	2,958	2,911	2,958	2,943	2,934	2,935

Total available-for-sale	$294,455	$299,149	$290,883	$290,248	$271,222	$272,713

(1)	Comprised of pass-through debt securities collateralized by conventional residential mortgages and guaranteed by either Fannie Mae, Freddie Mac or Ginnie Mae, which are in turn backed by the full faith and credit of the federal government.

The following table sets forth the composition of the Company’s loan and lease portfolio at the dates indicated:

	December 31, 2008		September 30, 2008		December 31, 2007
	Amount	Percent	Amount	Percent	Amount	Percent
	(Dollars in thousands)
Loan and lease composition
Residential real estate loans	$314,039	34.6%	$305,302	33.5%	$273,465	30.6%
Commercial loans	214,315	23.6%	215,527	23.6%	217,136	24.4%
Leases, net of unearned income	104,710	11.6%	115,007	12.6%	131,300	14.7%
Indirect loans	182,807	20.2%	185,377	20.3%	176,115	19.7%
Other consumer loans	90,906	10.0%	90,877	10.0%	94,246	10.6%

Total loans and leases	$906,777	100.0%	$912,090	100.0%	$892,262	100.0%

Net deferred loan costs	4,033		3,940		3,271
Allowance for credit losses	(9,161)		(8,875)		(8,426)

Net loans and leases	$901,649		$907,155		$887,107

The following table sets forth the composition of the Company’s deposits at the dates indicated:

	December 31, 2008		September 30, 2008		December 31, 2007
	Amount	Percent	Amount	Percent	Amount	Percent
Deposit composition
Non-interest bearing checking	$140,845	15.0%	$135,359	14.3%	$138,691	14.6%
Interest bearing checking	106,292	11.3%	111,404	11.8%	101,793	10.8%

Total checking	247,137	26.3%	246,763	26.1%	240,484	25.4%

Savings	88,242	9.4%	86,419	9.1%	82,326	8.7%
Money market	247,392	26.4%	243,944	25.8%	203,074	21.5%
Time deposits	355,111	37.9%	368,283	39.0%	419,346	44.4%

Total deposits	$937,882	100.0%	$945,409	100.0%	$945,230	100.0%

Alliance Financial Corporation

Asset Quality (Unaudited)

The following table represents a summary of delinquent loans and leases grouped by the number of days delinquent at the dates indicated:

Delinquent loans and leases	December 31, 2008		September 30, 2008		December 31, 2007
	$	%(1)	$	%(1)	$	%(1)
	(Dollars in thousands)
30 days past due	$11,124	1.22%	$5,623	0.62%	$8,633	0.97%
60 days past due	4,736	0.52%	554	0.06%	1,042	0.12%
90 days past due and still accruing	126	0.01%	217	0.02%	39	—
Non-accrual	4,352	0.48%	4,507	0.50%	6,667	0.75%

Total	$20,338	2.23%	$10,901	1.20%	$16,381	1.84%

(1)	As a percentage of total loans and leases, excluding deferred costs

The following table represents information concerning the aggregate amount of non-performing assets:

Non-performing assets	December 31, 2008	September 30, 2008	December 31, 2007
Non-accruing loans and leases:
Residential real estate loans	$1,506	$1,336	$1,118
Commercial loans	1,997	2,674	4,988
Leases	595	159	320
Indirect loans	101	107	83
Other consumer loans	153	231	158

Total non-accruing loans and leases	4,352	4,507	6,667
Accruing loans and leases delinquent 90 days or more	126	217	39

Total non-performing loans and leases	4,478	4,724	6,706
Other real estate and repossessed assets	657	328	229

Total non-performing assets	$5,135	$5,052	$6,935

The following table summarizes changes in the allowance for credit losses arising from loans and leases charged off, recoveries on loans and leases previously charged off, and additions to the allowance which have been charged to expense:

Allowance for credit losses	Three months ended December 31,		Twelve months ended December 31,
	2008	2007	2008	2007
Allowance for credit losses, beginning of period	$8,875	$7,863	$8,426	$7,029

Loans and leases charged-off	(1,877)	(850)	(5,639)	(3,227)
Recoveries of loans and leases previously charged-off	187	213	872	834

Net loans and leases charged-off	(1,690)	(637)	(4,767)	(2,393)

Provision for credit losses	1,976	1,200	5,502	3,790

Allowance for credit losses, end of period	$9,161	$8,426	$9,161	$8,426

Alliance Financial Corporation

Consolidated Financial Information (Unaudited)

Key Ratios	At or for the three months ended December 31,		At or for the twelve months ended December 31,
	2008	2007	2008	2007
Return on average assets	0.70%	0.75%	0.78%	0.74%
Return on average equity	7.52%	8.49%	8.73%	8.48%
Return on average common equity	7.74%	8.49%	8.80%	8.48%
Yield on earning assets	5.72%	6.33%	5.89%	6.36%
Cost of funds	2.58%	3.80%	2.87%	3.78%
Net interest margin (tax equivalent) (1)	3.46%	2.98%	3.36%	3.02%
Non-interest income to total income (2)	32.35%	40.01%	34.81%	39.29%
Efficiency ratio (3)	66.99%	69.93%	67.57%	70.35%
Common dividend payout ratio (4)	50.98%	47.06%	44.64%	45.45%

Net loans and leases charged-off to average loans and leases, annualized	0.74%	0.29%	0.53%	0.27%
Provision for credit losses to average loans and leases, annualized	0.87%	0.54%	0.61%	0.43%
Allowance for credit losses to total loans and leases	1.01%	0.94%	n/a	n/a
Allowance for credit losses to nonperforming loans and leases	204.6%	125.7%	n/a	n/a
Nonperforming loans and leases to total loans and leases	0.49%	0.75%	n/a	n/a
Nonperforming assets to total assets	0.38%	0.53%	n/a	n/a

(1)	Tax equivalent net interest income divided by average earning assets
(2)	Non-interest income (net of realized gains and losses on securities and gain on lease prepayment) divided by the sum of net interest income and non-interest income (net of realized gains and losses on securities and gain on lease prepayment)
(3)	Non-interest expense divided by the sum of net interest income and non-interest income (net of realized gains and losses on securities)
(4)	Cash dividends declared per common share divided by diluted earnings per common share

Alliance Financial Corporation

Selected Quarterly Financial Data (Unaudited)

	2008				2007
	Fourth	Third	Second	First	Fourth
	(Dollars in thousands, except share and per share data)
Interest income	$16,788	$16,734	$16,980	$17,551	$17,978
Interest expense	6,855	7,155	7,473	8,784	9,832

Net interest income	9,933	9,579	9,507	8,767	8,146
Provision for credit losses	1,976	849	1,311	1,366	1,200

Net interest income after provision for credit losses	7,957	8,730	8,196	7,401	6,946
Other non-interest income	4,750	5,134	5,287	5,185	5,705
Other non-interest expense	9,836	9,899	9,630	9,794	9,496

Income before income tax expense	2,871	3,965	3,853	2,792	3,155
Income tax expense	487	955	966	716	715

Net income	$2,384	$3,010	$2,887	$2,076	$2,440

Net income available to common shareholders	$2,337	$3,010	$2,887	$2,076	$2,440

Stock and related per share data
Basic earnings per common share	$0.52	$0.66	$0.63	$0.45	$0.52
Diluted earnings per common share	$0.51	$0.65	$0.63	$0.45	$0.51
Basic weighted average common shares outstanding	4,492,810	4,545,357	4,556,157	4,578,027	4,699,106
Diluted weighted average common shares outstanding	4,546,099	4,597,452	4,613,726	4,636,012	4,752,112
Cash dividends paid per common share	$0.26	$0.26	$0.24	$0.24	$0.24
Common dividend payout ratio (1)	50.98%	40.00%	38.10%	53.33%	47.06%
Common book value	$25.67	$25.14	$24.84	$24.94	$24.53
Tangible common book value (2)	$16.15	$15.54	$15.21	$15.27	$14.90

Capital Ratios
Holding Company
Tier 1 leverage ratio	9.62%	7.58%	7.41%	7.37%	7.53%
Tier 1 risk based capital	14.05%	10.72%	10.73%	10.36%	10.64%
Total risk based capital	15.08%	11.71%	11.71%	11.27%	11.59%

Bank
Tier 1 leverage ratio	8.97%	7.25%	7.00%	6.92%	7.26%
Tier 1 risk based capital	13.15%	10.28%	10.18%	9.85%	10.34%
Total risk based capital	14.19%	11.27%	11.17%	10.78%	11.30%

Selected ratios
Return on average assets	0.70%	0.92%	0.87%	0.63%	0.75%
Return on average equity	7.52%	10.42%	9.93%	7.15%	8.49%
Return on average common equity	7.74%	10.42%	9.93%	7.15%	8.49%
Yield on earning assets	5.72%	5.85%	5.89%	6.12%	6.33%
Cost of funds	2.58%	2.75%	2.82%	3.35%	3.80%
Net interest margin (tax equivalent) (3)	3.46%	3.43%	3.39%	3.15%	2.98%
Non-interest income to total income (4)	32.35%	34.89%	35.74%	36.32%	40.01%
Efficiency ratio (5)	66.99%	67.28%	65.09%	71.14%	69.93%

Asset quality ratios
Net loans and leases charged off to average loans and leases, annualized	0.74%	0.28%	0.37%	0.72%	0.29%
Provision for credit losses to average loans and leases, annualized	0.87%	0.38%	0.58%	0.61%	0.54%
Allowance for credit losses to total loans and leases	1.01%	0.97%	0.96%	0.93%	0.94%
Allowance for credit losses to non-performing loans and leases	204.6%	187.9%	148.4%	176.7%	125.7%
Non-performing loans and leases to total loans and leases	0.49%	0.52%	0.65%	0.52%	0.75%
Non-performing assets to total assets	0.38%	0.37%	0.45%	0.36%	0.53%

(1)	Cash dividends declared per common share divided by diluted earnings per common share
(2)	Shareholders’ equity, excluding preferred shareholders’ equity, less goodwill and intangible assets divided by common shares outstanding
(3)	Tax equivalent net interest income divided by average earning assets
(4)	Non-interest income (net of realized gains and losses on securities) divided by the sum of net interest income and non-interest income (net of realized gains and losses on securities and gain on lease prepayment)
(5)	Non-interest expense divided by the sum of net interest income and non-interest income (net of realized gains and losses on securities)